Exhibit 10(v)

Providence Exploration, LLC

100 Crescent Court, 7th Floor

Dallas, Texas 75201

March 30, 2006

Harding Company

Attn: R.W. Harding

6211 West Northwest Highway

Suite C-252

Dallas, Texas 75225

Re: Letter of Intent

Dear Rick:

        Reference is made to that certain Letter of Intent – Cole/Carson Ranch Prospect dated February 21, 2006 (the “Letter of Intent”) between Harding Company, a Texas corporation (“Harding”), and Providence Exploration, LLC, a Texas limited liability company (“Providence”). According to the Letter of Intent, Harding and Providence agreed to a framework pursuant to which Harding would acquire certain rights from Providence relating to the Project (as defined in the Letter of Intent). Based on recent discussions, Harding and Providence wish to confirm that the agreements between such parties relating to the Project are, subject to the terms of this letter, binding on the parties thereto and that no further agreement outlining or implementing their agreements regarding the Project is necessary.

        Pursuant to numbered paragraph two of the Letter of Intent, Harding agrees to operate and fund five percent (5%) of the cost of a three dimensional seismic program. The parties hereby confirm that all data obtained, processed, or derived or resulting from such program shall be owned exclusively by Providence. During the period that Harding is operating such program or any other operations on the Project, Providence will grant Harding a non-transferable license to use the information for the sole purpose of providing authorized services to Providence relating to the Project.

        Harding and Providence agree that the last sentence of the third numbered paragraph of the Letter of Intent contains a typographical error and that it should read as follows: “In the event Harding does not elect to increase its working interest in the Project to 10%, it shall participate in the 8 obligatory wells by paying Providence 5.75% of the cost of those operations on a well-by-well basis for a 5% working interest.”

        Pursuant to the PSA (as defined in the Letter of Intent), Providence and Global Mineral Solutions, L.P. (seller under the PSA) were to execute and deliver a joint operating agreement at the closing of the sale of the Project contemplated in the PSA. Providence and Global have waived such requirement. Harding agrees to waive the requirement in the Letter of Intent that it have the opportunity to review such joint operating agreement and that the same be executed and delivered prior to purchasing its 5% working interest. In addition, Providence and Harding waive the execution of any joint operating agreement attached to the Letter of Intent and agree that such parties will use their reasonable efforts to negotiate in good faith to execute a mutually agreeable joint operating agreement relating to the Project. Until such time as such agreement may be executed by Providence and Harding, Providence shall maintain the right to appoint an operator for the Project.

        Should the above represent out mutual understanding, please execute this letter in the space provided below.

Yours very truly,

Providence Exploration, LLC

Agreed and Accepted

this 30th day of March, 2006 /s/ Abram Janz Abram Janz, President Harding Company

/s/ R.W. HardingR.W.
Harding, President